EXHIBIT 23.1


                     CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) of Apartment Investment and Management Company pertaining to the 1994 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries, the 1996 Stock Incentive Plan for Officers, Directors and Key Employees of Ambassador Apartments, Inc., Ambassador Apartments, L.P. and Subsidiaries and the Insignia 1992 Stock Incentive Plan, of our report dated March 6, 1998, except for Note 25, as to which the date is March 17, 1998, with respect to the consolidated financial statements and schedule of Apartment Investment and Management Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.



                                        /s/ ERNST & YOUNG LLP


Dallas, Texas
January 4, 1999